FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT, dated as of September 20, 2019 (this "Amendment"), is by and among SIFCO Industries, Inc., an Ohio corporation (“SIFCO”), and Quality Aluminum Forge, LLC, an Ohio limited liability company (“Quality Forge” and, together with SIFCO, collectively, the “Borrowers” and each, individually, a “Borrower”), any other Loan Parties party hereto, and JPMorgan Chase Bank, N.A., a national banking association (the “Lender”).

RECITALS

A.    The Borrowers, any other Loan Parties party thereto, and the Lender are parties to a Credit Agreement dated as of August 8, 2018 (as it may be amended or modified from time to time, the “Credit Agreement”).

B.    The Borrowers and any other Loan Parties desire to amend the Credit Agreement, and the Lender is willing to do so in accordance with the terms hereof.

TERMS

In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

ARTICLE I. AMENDMENTS. Upon fulfillment of the conditions set forth in Article III hereof, the Credit Agreement shall be amended effective as of the date hereof as follows:

1.1    Section 1.05 of the Credit Agreement is restated as follows:

SECTION 1.05 Interest Rates; LIBOR Notifications. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans.  In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.  In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.13 of this Agreement, the Lender will notify the Borrower Representative in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based.  However, the Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted, will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

1.2    The following new Section 2.13(c) is added to the Credit Agreement:

(c)    If at any time the Lender determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBOR Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Lender has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Lender and the Borrowers shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for bank loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but, for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate). Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clauses (ii)(w), (ii)(x) or (ii)(y) of the first sentence of this Section 2.13(c), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid or converted into a CBFR Borrowing on the last day of the then current Interest Period applicable thereto, and (2) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a CBFR Borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

1.3    Section 5.14(a) of the Credit Agreement is amended by adding the following to the end thereof: “In connection therewith, the Lender shall have received all documentation and other information regarding such newly formed or acquired Subsidiaries as may be required to comply with the applicable “know your customer” rules and regulations, including the USA Patriot Act.”

1.4    The following new Section 6.03(i) is added to the Credit Agreement:

(i)    No Loan Party will, nor will it permit any Subsidiary to, consummate a Division as the Dividing Person, without the prior written consent of Lender. Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Lender as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.14 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.

1.5    The following definitions are added to the Definitions Schedule to the Credit Agreement:

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

1.6    The following definition is added to the Borrowing Base Schedule to the Credit Agreement:

“Combined Borrowing Base” means, without duplication, (i) the Borrowing Base, plus (ii) the “Borrowing Base” as defined in the Export Credit Agreement.

1.7    The definition of “EBITDA” in Section (A) of the Financial Covenants Schedule to the Credit Agreement is amended by replacing the period at the end of such definition with “, plus”, and adding the following new paragraph to the end of such definition:

(c) to the extent not otherwise included in the determination of Net Income for such period, the amount of any cash proceeds of any business interruption insurance policy in an amount representing the earnings for such period that such proceeds are intended to replace (it being agreed that the proceeds of any business interruption insurance policy shall be included in the determination of Net Income for any such period only if cash proceeds are actually received and permitted to be included in accordance with GAAP).

1.8    Section (B) of the Financial Covenants Schedule to the Credit Agreement is restated as follows:

(B)     Financial Covenant.

Fixed Charge Coverage Ratio. The Borrowers will not permit the Fixed Charge Coverage Ratio to be less than 1.1 to 1.0 as of the last day of any calendar month; provided that the Fixed Charge Coverage Ratio will not be tested unless:

(i)     a Default has occurred and is continuing or

(ii)     (a) at any time on or before June 30, 2020, Combined Availability was less than or equal to the greater of (1) 10% of the lesser of (x) the Combined Borrowing Base or (y) the Combined Commitments minus the Availability Block, if applicable, and (2) $2,000,000, for three or more Business Days in any consecutive 30 day period (with the Fixed Charge Coverage Ratio calculated as of the end of the month for which the Lender has most recently received financial statements), or

(b) at any time on or after July 1, 2020, Combined Availability was less than or equal to 12.5% of the Combined Commitments for three or more Business Days in any consecutive 30 day period (with the Fixed Charge Coverage Ratio calculated as of the end of the month for which the Lender has most recently received financial statements).

ARTICLE II. REPRESENTATIONS. Each Loan Party represents and warrants to the Lender that:

2.1    This Amendment has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

2.2    After giving effect to this Amendment, the representations and warranties contained in Article III of the Credit Agreement and in the other Loan Documents are true in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

2.3    After giving effect to this Amendment, no Default exists or has occurred and is continuing, and no Default will be caused after giving effect to this Amendment.

ARTICLE III. CONDITIONS OF EFFECTIVENESS. This Amendment shall become effective as of the date hereof when each of the following conditions is satisfied:

3.1    The Loan Parties and the Lender shall have signed this Amendment.

3.2    The Lender shall have received such other documents, if any, as the Lender may request.

ARTICLE IV. MISCELLANEOUS.

4.1    References in the Credit Agreement or in any other Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby, as amended previously and as further amended from time to time.

4.2    Except as expressly amended hereby, the Loan Parties agree that the Credit Agreement and all other Loan Documents are ratified and confirmed, as amended hereby, and shall remain in full force and effect in accordance with their terms and that they have no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing. The amendment contained herein shall not be construed as a waiver or amendment of any other provision of the Credit Agreement or the other Loan Documents or for any purpose except as expressly set forth herein.

4.3    Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement. This Amendment shall be governed by and construed in accordance with the internal laws and not the law of conflicts of the State of Ohio, but giving effect to federal laws applicable to national banks. This Amendment is a Loan Document. This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, and telecopied signatures or signatures sent by other electronic imaging shall be effective as originals.

IN WITNESS WHEREOF, the parties signing this Amendment have caused this Amendment to be executed and delivered as of the day and year first above written.

BORROWERS:

SIFCO INDUSTRIES, INC.

By: /s/ Thomas R. Kubera
Name: Tom Kubera
Title: Chief Financial Officer

QUALITY ALUMINUM FORGE, LLC

By: /s/ Thomas R. Kubera
Name: Tom Kubera
Title: Treasurer

SIFCO Fourth Amendment Signature Page

LENDER:

JPMORGAN CHASE BANK, N.A.

By: /s/ Michael Byrne
Name: Michael Byrne
Title: Authorized Officer

SIFCO Fourth Amendment Signature Page